Baldwin & Lyons, Inc.
Protective Insurance Company
Sagamore Insurance Company
B & L Insurance, Ltd. (Bermuda)

1099 North Meridian Street
Indianapolis, IN 46204
(317) 636-9800

Subj:	Baldwin & Lyons, Inc.	May 3, 2012
	Unaudited First Quarter Financial Statements	Press Contact: G. Patrick Corydon
(317) 636-9800
corydon@baldwinandlyons.com

BALDWIN & LYONS ANNOUNCES RECORD FIRST QUARTER INCOME

Indianapolis, Indiana, May 3, 2012—Baldwin & Lyons, Inc. (NASDAQ: BWINA, BWINB) today announced after tax operating income, defined as net gain before investment gains and losses, of $8.0 million, or $.54 per share, for the first quarter of 2012.  This first quarter record operating income compares to an after tax operating loss of $14.2 million, or $.96 per share, during the first quarter of 2011, when large catastrophic events, including earthquakes in Japan and New Zealand produced nearly $19 million in after-tax losses.  Net investment gains for the first quarter of 2012 were $3.5 million after tax, or $.24 per share, compared to investment losses of $1.0 million after tax, or $.06 per share, in the same quarter of 2011.  Net investment gains include, in addition to normal investment trading, both realized and unrealized gains in the company’s limited partnership investments.  In total, after tax net income for the quarter of $11.5 million, or $.78 per share, is also a record for first quarter net income and compares to an after tax net loss of $15.2 million, or $1.02 per share, for the prior year first quarter.

Premiums written by the Company’s insurance subsidiaries for the current quarter totaled $90.1 million, an increase of 6% when compared to the prior year period and the highest gross quarterly premium production in the Company’s history.  The Property and Casualty Insurance segment experienced 4% growth related to higher premium volume from fleet transportation and professional liability business.  The Reinsurance segment posted 14% growth as the result of higher premium volume from new lines of casualty reinsurance.

Net premium earned increased by 7%, to $61.6 million, for the first quarter of 2012, in line with increases in premium written.

The Company’s consolidated combined ratio for the first quarter was 86.4%, before consideration of fee income, producing $8.4 million in pre-tax underwriting income.  Including fee income, underwriting income was $9.0 million producing a combined ratio of 85.5%.  The Property and Casualty Insurance segment combined ratio was 95.3% and the Reinsurance segment combined ratio was 55.0%, reflecting an uneventful first quarter with respect to property losses as well as favorable development on prior year reserves.

After-tax investment income, impacted by continuing historically low available yields, decreased over 10% from both the immediately preceding quarter and last year’s first quarter.  Finding attractive after-tax yields on high quality bonds remains challenging and lower average portfolio yields continue to outpace positive cash flow, which this quarter totaled $11.7 million.

The combination of the company’s record net income for the quarter and a meaningful improvement in net unrealized gains on the company’s invested assets during the first quarter caused the company’s book value to increase $1.05 per share, after the payment of cash dividends of $.25 per share, ending at $22.54 as of March 31, 2012.

Conference Call Information:

Baldwin & Lyons, Inc. has scheduled a conference call for Thursday, May 3 at 11:00 AM ET (New York time) to discuss results for the first quarter ended March 31, 2012.

To participate via teleconference, investors may dial 1-877-857-6151 (U.S./Canada) or 1-719-325-4755 (International or local) at least five minutes prior to the beginning of the call.  A replay of the call will be available through May 10, 2012 by calling 1-877-870-5176 or 1-858-384-5517 and referencing passcode 3614729.

Investors and interested parties may also listen to the call via a live webcast, accessible on the company’s web site via a link at the top of the main Investor Relations page.  To participate in the webcast, please register at least fifteen minutes prior to the start of the call.  The webcast will be archived on this site until May 3, 2013.

Also available on the investor relations section of our web site are complete interim financial statements and copies of our filings with the Securities and Exchange Commission.

Financial Highlights (unaudited)
Baldwin & Lyons, Inc. and Subsidiaries
(In thousands, except per share data)	Three Months Ended
	March 31
	2012	2011

Operating revenue	$65,479	$61,861
Net investment gains (losses)	5,381	(1,469)

Total revenue	$70,860	$60,392

Operating income (loss)	$8,008	$(14,243)
Net investment gains (losses),
net of federal income taxes	3,498	(955)

Net income (loss)	$11,506	$(15,198)

Per share data - diluted:
Average number of shares	14,842	14,822

Operating income (loss)	$.54	$(.96)
Net investment gains (losses)	.24	(.06)

Net income (loss)	$.78	$(1.02)

Dividends paid to shareholders	$.25	$.25

Annualized return on average
shareholders' equity:
Operating income (loss)	10.8%	-17.5%

Net income (loss)	15.5%	-18.7%

Consolidated combined ratio of
insurance subsidiaries (GAAP basis):
Without fee income	86.4%	146.2%
Including fee income	85.5%	144.2%

Operating income is defined as net gain before investment gains and losses,

Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties.  Readers are encouraged to review the Company's annual report for its full statement regarding forward-looking information.